Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger
212-415-3393

Omnicom Reports First Quarter 2011 Results

NEW YORK, APRIL 19, 2011 - Omnicom Group Inc. (NYSE-OMC) today announced that its net income for the first quarter of 2011 increased 23.6% to $201.9 million from $163.4 million in the first quarter of 2010. Omnicom’s diluted net income per common share in the first quarter of 2011 increased 32.7% to $0.69 per share from $0.52 per share in the first quarter of 2010.

Worldwide revenue for the first quarter of 2011 increased 7.9% to $3,151.3 million from $2,920.0 million in the first quarter of 2010. Domestic revenue for the first quarter of 2011 increased 3.8% to $1,652.5 million compared to $1,592.8 million in the first quarter of 2010. International revenue for the first quarter of 2011 increased 12.9% to $1,498.8 million compared to $1,327.2 million in the first quarter of 2010.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our first quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

437 Madison Avenue, New York, NY 10022 Tel (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended March 31,	2011	2010

Revenue	$3,151.3	$2,920.0
Operating expenses, excluding amortization of intangibles	2,808.5	2,612.7

Earnings before interest, taxes and
amortization of intangibles (a)	342.8	307.3
Amortization of intangibles	20.7	16.3

Operating income	322.1	291.0
Net interest expense	32.1	24.1

Income before income taxes	290.0	266.9
Income tax expense	73.9	90.7
Income from equity method investments	1.0	4.7

Net Income	217.1	180.9
Less: Net income attributed to noncontrolling interests	15.2	17.5

Net Income - Omnicom Group Inc.	201.9	163.4
Less: Net income allocated to participating securities	2.0	1.7

Net income - Omnicom Group Inc.	$199.9	$161.7

Net income per common share - Omnicom Group Inc.
Basic	$0.70	$0.53
Diluted	$0.69	$0.52
Weighted average shares (in millions)
Basic	283.6	306.4
Diluted	289.2	311.0
Dividend declared per common share	$0.25	$0.20

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with U.S. GAAP.